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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


================================================================================
1. Name and Address of Reporting Person*

                        TCW Private Equity Holdings Corp.**
--------------------------------------------------------------------------------
   (Last)               (First)                 (Middle)

                           200 Park Avenue, Suite 2100
--------------------------------------------------------------------------------
                                    (Street)

New York                            New York                       10166
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   (City)                           (State)                       (Zip)


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2. Date of Event Requiring Statement (Month/Day/Year)

                                    10/18/99

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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Issuer Name and Ticker or Trading Symbol

                        Convergence Communications, Inc.
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5. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [   ]   Director                             [ X ]   10% Owner
   [   ]   Officer (give title below)           [   ]   Other (specify below)



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6. If Amendment, Date of Original (Month/Year)


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7. Individual or Joint/Group Filing  (Check applicable line)

   [   ] Form Filed by One Reporting Person

   [ X ] Form Filed by More than One Reporting Person

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             Table I -- Non-Derivative Securities Beneficially Owned
================================================================================

                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)   4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)        (Instr.5)
------------------------------------------------------------------------------------------------------------------------------------

   Series C Preferred Stock             10,000                      I             TCW Private Equity Holdings Corp. is a member of
--------------------------------------------------------------------------------  TCW/Latin American Partners L.L.C.  TCW Private
                                                                                  Equity Holdings Corp. is a wholly owned subsidiary
                                                                                  of TCW Advisors Inc., which is in turn a wholly
                                                                                  owned subsidiary of TCW Investment Management
                                                                                  Company. TCW Group Inc. is the holding company of
                                                                                  TCW Investment Management Company; Robert Day is
                                                                                  Chairman of the Board and Chief Executive Officer
                                                                                  and a shareholder of TCW Group Inc.; amounts shown
                                                                                  in column 2 represent the reporting persons'
                                                                                  percentage of interest in Series C Preferred
                                                                                  Shares owned by TCW/Latin America Private Equity
                                                                                  Partners L.P., of which TCW/Latin America Partners
                                                                                  L.L.C. is a  general  partner.
====================================================================================================================================

*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     5(b)(v)

** Disclaims beneficial ownership

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr.5)      (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------


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====================================================================================================================================

Explanation of Responses:




      /s/ Susan Marsch                                          10/28/99
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient. See Instruction 6 for procedure.

       Alternatively,   this  form  is  permitted  to  be  submitted  to  the
       Commission in electronic format at the option of the reporting person pursuant to Rule 101(b)(4) of Regulation S-T.


                                  Page 2 of 2


(122795DTI)